PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 11, 1997)

                               OMNICOM GROUP INC.
                        $218,500,000 Principal Amount of
               4 1/4% Convertible Subordinated Debentures due 2007
                     (Interest Payable January 3 and July 3)

                        6,936,508 Shares of Common Stock

                            -----------------------

      This document  supplements the Prospectus dated March 11, 1997 relating to
(i) $218,500,000 aggregate principal amount of 4 1/4% Convertible Subordinated Debentures due 2007 (the "Debentures") of Omnicom Group Inc., a New York corporation ("Omnicom" or the "Company"), and (ii) 6,936,508 shares of Common Stock, par value $0.50 per share (the "Common Stock") of the Company which are initially issuable upon conversion of the Debentures plus additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Shares"). The Debentures were initially acquired from the Company by Morgan Stanley & Co. Incorporated in January 1997 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On October 13, 1998 the closing price of the Common Stock as reported on the New York Stock Exchange was $41.5625 per share. The Common Stock is traded under the symbol "OMC".

      In accordance with the Section of the Prospectus entitled "Selling Securityholders" (which appears on pages 19 and 20 of the Prospectus), the following information is provided with respect to the beneficial owners of the
Debentures:

                                       Principal Amount        Principal Amount
                                         of Debentures          of Debentures
                                         Beneficially           to be Offered
Name of Selling Securityholder(s)            Owned                for Sale
---------------------------------      ---------------         ---------------

Baptist Health of South Florida          $  251,000              $  251,000
Boston Museum of Fine Arts                  106,000                 106,000
Dunham & Associates II                       77,000                  77,000
Dunham & Associates III                      30,000                  30,000
Engineers Joint Pension Fund                397,000                 397,000
Goldman, Sachs & Co.                      1,000,000               1,000,000
Nicholas-Applegate Convertible
  Fund                                    3,441,000               3,441,000
Physicians Life                             235,000                 235,000
San Diego City Retirement                   785,000                 785,000
San Diego County Convertible              3,351,000               3,351,000
Tennessee Consolidated Retirement
  System                                  2,500,000               2,500,000
Wake Forest University                      626,000                 626,000

      The Debentures being offered by the Selling Securityholders hereby represent all of the Debentures beneficially owned by the Selling
Securityholders as of October 13, 1998. Except for the purchase of the Debentures, none of the Selling Securityholders has had a material relationship with the Company or any of its affiliates within the past three years.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -----------------------

           The date of this Prospectus Supplement is October 15, 1998.